STOCK RESTRICTION AGREEMENT
BETWEEN
M-GAB DEVELOPMENT CORPORATION
AND CERTAIN OF ITS SHAREHOLDERS

THIS AGREEMENT is made and entered into effective this 16th day of May, 2003, by and among M-GAB Development Corporation , a Florida corporation (hereinafter referred to as the "Company") on the one hand, and certain of its shareholders identified as Carl Berg ("Berg") , Sadie LLC ("Sadie"), Brian A. Lebrecht ("Lebrecht"), Kevin Gadawski ("Gadawski"), and Jerry DeCiccio ("DeCiccio") and together with Gadawski, the "NonVested Shareholders"), on the other hand (each a "Shareholder" and collectively referred to as the "Shareholders").

WITNESSETH

WHEREAS, the Shareholders, and each of them, owns the number of shares of Company common stock set forth next to his or her signature on the signature page of this Agreement (the "Shares");

WHEREAS, it is deemed to be in the mutual best interests of the Company and Shareholders to impose limitations on the resale and/or transfer of shares of the Company, and to provide for the orderly resale of such shares upon the occurrence of certain events;

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

ARTICLE I
CALL PROVISIONS

1.1  During the first twelve months following the date of this Agreement (the "First Lock Up Period"), in the event a NonVested Shareholder shall die, become disabled, resign as a director of the Company, or be removed from the board of directors of the Company by the vote of a majority of the other directors (collectively a "Triggering Event"), the Company shall have the right, but not the obligation, to purchase all of the Shares held by the NonVested Shareholder for a purchase price equal to $0.001 per share.

1.2  During the First Lock Up Period, no NonVested Shareholder shall be entitled to sell, transfer, assign, pledge, hypothecate, or otherwise dispose of (collectively "Dispose") any of his or her Shares.

1.3  During the second twelve months following the date of this Agreement (the "Second Lock Up Period"), in the event of a Triggering Event, the Company shall have the right, but not the obligation, to purchase two-thirds of the Shares held by the NonVested Shareholder for a purchase price equal to $0.001 per share.

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1.4  Following the First Lock Up Period, a NonVested Shareholder may Dispose of up to one-third of his or her Shares. During the Second Lock Up Period, a NonVested Shareholder may not Dispose of any other Shares other than the one-third of his or her Shares discussed herein.

1.5  During the third twelve months following the date of this Agreement (the "Third Lock Up Period"), in the event of a Triggering Event, the Company shall have the right, but not the obligation, to purchase one-third of the Shares held by the NonVested Shareholder for a purchase price equal to $0.001 per share.

1.6  Following the Second Lock Up Period, a NonVested Shareholder may Dispose of up to two-thirds of his or her Shares. During the Third Lock Up Period, a NonVested Shareholder may not Dispose of any other Shares other than the two-thirds of his or her Shares discussed herein.

1.7  Following the Third Lock Up Period, a NonVested Shareholder may Dispose of all of his or her Shares.

1.8  In the event of a purchase of any Shareholders Shares pursuant to this Agreement, the Company may pay the purchase price in cash, or (at the Company’s sole election) with a promissory note for the purchase price, due in four equal quarterly installments on the last day of each full quarter beginning with the quarter after the purchase transaction, and without interest. Any purchase shall be consummated and the purchase price paid within fifteen (15) days of the delivery of notice to the Shareholder.

ARTICLE II
RESTRICTION ON TRANSFER

2.1  Restrictions Imposed on Transfer of Shares. No Shareholder shall sell, transfer, assign, convey, donate, pledge, encumber, alienate, or in any way dispose of his shares or any portion, right or interest therein, except in compliance with the terms and conditions of this Agreement. Any purported or attempted transfer or assignment, whether voluntary or involuntary, of any Shares in the Company in violation of this Agreement shall be null and of no legal effect.

2.2  Permitted Transfers. Notwithstanding any provisions of this Agreement to the contrary, the following transfers shall be permitted:

2.2.1  A transfer in accordance with Article III of this Agreement.

2.2.2  A transfer to a revocable trust of which the transferring Shareholder is both trustor and trustee.

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2.2.3  A transfer from a Shareholder to that Shareholder and his or her spouse as joint tenants or as community property, or a transfer from a Shareholder and his or her spouse as joint tenants or community property to such Shareholder.

2.3  Restrictions Imposed On Transferees. Each transferee or any subsequent transferee of Shares of the Company or any interest in such Shares, shall hold such Shares or interest in the Shares subject to all the provisions of this Agreement. Any person to whom Shares are sold or transferred must, as a condition to receiving such Shares, agree in writing to be bound by all the terms and conditions of this Agreement.

ARTICLE III
RIGHT OF FIRST REFUSAL

3.1  Transfer to a Third Party. If any Shareholder receives an offer from a person not then a Shareholder to purchase all or any portion of the Shareholder’s Shares, and if the Selling Shareholder desires to accept it, the Selling Shareholder may transfer his Shares of stock or a portion thereof specified in the offer only after he has afforded the Company and the other shareholders who are a party to this agreement (the "Remaining Shareholders") a right of first refusal as further provided herein.

3.2  Notice by Selling Shareholder. The Selling Shareholder must first notify the Company and Remaining Shareholders in writing of the Shares which the Selling Shareholder proposes to transfer, the price and terms on which it is proposed to be transferred, and the identity of the proposed transferee. Such written notice shall hereinafter by referred to as the "Shareholder’s Notice."

3.3  Company’s Option. The Company shall have the option to purchase all or any portion of the Shares from the Selling Shareholder at the same price and on the same terms as those specified in the Shareholder’s Notice. The Corporation’s option to purchase the Shares shall be exercised by written notice from the Company to the Selling Shareholder within twenty (20) days after receipt by the Company of the Shareholder’s Notice.

3.4  Remaining Shareholders’ Option . If the Company does not exercise its option to purchase the Shares, or exercises its option to purchase only a portion of the Shares, within the time provided, then notice of the proposed transfer in the same form as the Shareholder’s Notice shall be given immediately by the Corporation to the Remaining Shareholders who shall have the option to purchase, on a pro rata basis, any Shares not purchased by the Corporation at the same price and on the same terms and conditions specified in the Shareholder’s Notice. Within twenty (20) days after the giving of notice by the Corporation to the Remaining Shareholders, all such Remaining Shareholders desiring to purchase the Shares so offered shall deliver to the Selling Shareholder a written election to purchase their allocable portion of the Shares, and the purchase shall be consummated within ten (10) days thereafter.

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3.5  Pro Ration of Excess Elections. If the aggregate number of Shares specified in notices of election to purchase timely made by the Remaining Shareholders equals the number of Shares set forth in the Shareholder’s Notice, the Selling Shareholder shall sell, and the Shareholders electing to purchase shall purchase, the Shares at the same price and on the same terms as those specified in the Shareholder’s Notice; provided, however, that if the aggregate number of Shares specified in the notices of election to purchase timely made by the Remaining Shareholders exceeds the number of Shares specified in the Shareholder’s Notice, each Shareholder making an election to purchase shall purchase such number of shares and be liable for such part of the total amount of the purchase price as the number of Shares held by each such Shareholder bears to the total number of all the Shares held by all shareholders making elections to purchase.

3.6  Failure to Exercise Options. If the Company does not exercise its option to purchase the Shares within the time provided and if the aggregate number of Shares specified in the notice of election timely made by the Remaining Shareholders are less than the number of Shares specified in the Shareholder’s Notice, then the Selling Shareholder shall be obligated to sell that number of shares which the Company and/or the Remaining Shareholders has elected to purchase. With respect to any remaining Shares, the Selling Shareholder may then, at any time within thirty (30) days following the expiration of the twenty (20) day period referred to in Section 3.4 above, transfer the remaining shares to the transferee specified in the Shareholder’s Notice upon terms and conditions no more favorable to the purchaser than those set forth in the Shareholder’s Notice and at no lower price than the price stated in the Shareholder’s Notice.

3.7  Shares not Subject to Right of First Refusal. The provisions of this Article 3 shall not apply to the sale of any shares of the Company not otherwise subject to Article I through a broker in the public marketplace.

ARTICLE IV
NON-DISCLOSURE

4.1  Non-Disclosure of Confidential Information. The Shareholders shall not, during the term of this Agreement and thereafter, communicate, divulge, or use for the benefit of himself or any other person, partnership, association, or corporation, either directly or indirectly, any information or knowledge concerning the Company and any information which may be communicated to the Shareholder by the Company during the term of this Agreement. The Shareholders further covenant and agree that during the term of this Agreement and thereafter, they will not do any act or fail to do any act which may be prejudicial or injurious to the business and goodwill of the Company.

ARTICLE V
MISCELLANEOUS PROVISIONS

5.1  Further Acts to Carry Out Provisions. Each party to this Agreement agrees to perform any further acts and execute and deliver any other documents that may be reasonably necessary to carry out provisions of this Agreement.

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5.2  Prior Agreements. All prior agreements concerning transfer of Shares of stock in the Company between the Company and the signers hereof, whether written or oral, are hereby revoked and canceled. This Agreement, including any instruments incorporated herein by reference, constitutes the entire agreement between the parties with respect to Share transfers and purchases and their rights and obligations in connection therewith.

5.3  Amendment or Modification. This Agreement may be altered, amended or modified in whole or in part at any time only by a writing signed by all the parties hereto.

5.4  Termination. This Agreement shall terminate upon: (i) the written agreement of all the parties; (ii) the simultaneous death of all the Shareholders; (iii) the dissolution of the Company; (iv) an Event of Bankruptcy with respect to the Company.

5.5  Shareholder Estate Plans. Each Shareholder agrees to include in his Will and/or Trust (if shares are held by a Trustee), a direction and authorization to his Executor, Personal Representative or Trustee to comply with the provisions of this Agreement and to sell his Shares in accordance with this Agreement. The failure of any Shareholder to do so shall not affect the validity or enforceability of this Agreement.

5.6  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, legal representatives, beneficiaries, successors, and permitted assigns.

5.7  Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service, if served personally on the party to whom notice is to be given, or (ii) within seventy-two (72) hours after mailing, if mailed to the party to whom notice is to be given, first class mail, registered or certified, with all postage prepaid. Such notices intended for the Company shall be properly addressed and sent to the principal office of the Company. Notices intended for any Shareholder shall be sent to such Shareholder at the address listed on the signature page, or any other address that such Shareholder may designate by written notice to the Company.

5.8  Right to Specific Performance. The parties hereto covenant and enter into this Agreement with the knowledge that the control of the Company is of great importance to them, and for this reason, among others, the parties will be irreparably damaged in the event this Agreement is not specifically enforced. Accordingly, in the event of any controversy concerning the right or obligation to purchase or sell any of the stock of this Company or to perform any other act pursuant to this Agreement, such right or obligation shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall be cumulative and non-exclusive, being in addition to any and all other remedies the parties may have. The party against whom specific enforcement is being sought hereby waives any requirement for securing or posting bond in connection with the enforcing party obtaining an injunction or other form of equitable relief.

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5.9  Attorney Fees. In the event any party hereto shall bring any action or proceeding to enforce any provision of this Agreement against any other party (or any transferee or rights pursuant hereto), the prevailing party, whether at trial or on appeal, shall be entitled to recover reasonable attorney fees, costs and disbursements in addition to any other relief to which such party is entitled.

5.10  Governing Law . This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.

5.11  Partial Invalidity. If any provision of this Agreement shall be for any reason invalid or unenforceable, the remaining provisions shall nevertheless continue in full force without being invalidated in any way.

5.12  Gender. The masculine gender references as used herein shall be deemed to include the feminine and/or neuter gender, if appropriate.

5.13  Subject Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

5.14  Arbitration. If a dispute or claim shall arise between the parties with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree that the dispute shall be arbitrated in Orange County, California, before a single arbitrator, in accordance with the rules of either the American Arbitration Association ("AAA") or Judicial Arbitration and Mediation Services, Inc./Endispute ("JAMS/Endispute"). The selection between AAA and JAMS/Endispute rules shall be made by the claimant first demanding arbitration. The parties to the arbitration may agree in writing to use different rules and/or arbitrator(s). In all other respects, the arbitration shall be conducted in accordance with Part III, Title 9 of the California Code of Civil Procedure. The parties agree that the judgment award rendered by the arbitrator shall be considered binding and may be entered in any court having jurisdiction as stated in Section 9.10 of this Agreement. The provisions of this Paragraph shall survive the termination of this Agreement.

5.15  Counterparts. This Agreement, including the Consent of Spouse provisions, may be executed in counterparts or by the use of separate signature pages attached here, and shall constitute one (1) agreement, binding on the parties, even though all the parties do not sign the same counterpart or same signature page.

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IN WITNESS WHEREOF , this Agreement has been executed by the parties hereto in Rancho Santa Margarita, California, on the day and year first written above.

“Company”

M-GAB Development Corporation

/s/ Carl M. Berg	22342 Avenida Empresa
By: Carl M. Berg	Suite 220
Its: President	Rancho Santa Margarita, CA 92688

“Shareholders”

Sadie, LLC

/s/ Carl M. Berg	1059 East Skyler Drive
By: Carl M. Berg	Draper, UT 84020
Its: Manager
3,000,000 shares

/s/ Carl M. Berg
Carl M. Berg	1059 East Skyler Drive
2,550,000 shares	Draper, UT 84020

/s/ Brian A. Lebrecht	22342 Avenida Empresa
Brian A. Lebrecht	Suite 220
5,550,000 shares	Rancho Santa Margarita, CA 92688

/s/ Kevin Gadawski
Kevin Gadawski
500,000 shares

/s/ Jerry DeCiccio
Jerry DeCiccio
500,000 shares

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